SOLAR STAR NAFB, LLC UNIT TRANSFER AGREEMENT

This UNIT TRANSFER AGREEMENT (this “Agreement”) is entered into as of March 21, 2007, by and among Solar Star NAFB, LLC, a Delaware limited liability company (the “Company”), PowerLight Corporation, a Delaware corporation (the “Transferor”), and MMA NAFB Power, LLC, a Delaware limited liability company (the “Transferee”) (the Company, the Transferor and the Transferee are sometimes referred to herein each as a “Party” and collectively as the “Parties”).

WHEREAS, the Company was formed for the development, construction and operation of a proposed photovoltaic solar power system (approximately 15 MWp) at Nellis Air Force Base, Las Vegas, Nevada (the “Project”), described in an Information Memorandum (“IM”) prepared by Transferor, dated December 20, 2006;

WHEREAS, the Company and Transferor have entered into or will enter into certain agreements whereby the Project will be designed, engineered, constructed, operated, and maintained, such agreements listed on Schedule 1 hereto (the “Project Documents”), which constitute the principal assets of the Company;

WHEREAS, the Transferor owns 100% of the equity interests in the Company; and

WHEREAS, the Transferor desires to transfer to the Transferee, and the Transferee desires to acquire, on the terms and conditions set forth herein, 100% of the Units (as defined below);

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Transfer of Units. For $100.00 and other good and valuable consideration, the Transferor shall transfer on the Closing Date the entire right, title and interest in the Company, including the Company’s assets (including but not limited to its interests in the Project Documents), income, business, profits, losses and other attributes, and all economic interests and all membership interests in the Company (such membership interests, the “Units”) to the Transferee, and the Transferee shall on the Closing Date accept such assets in accordance with the terms hereof. The transfer of the Units includes, without limitation, the transfer of any and all rights of the Transferor in the Units.

2.	Amended and Restated LLC Agreement. Simultaneously with the transfers on the Closing Date, the Transferee agrees to become a party to the Limited Liability Company Agreement of the Company (the “LLC Agreement”) by executing the Amended and Restated Limited Liability Company Agreement of Solar Star NAFB, LLC in form attached hereto as Exhibit A.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRANSFEROR

As of Closing Date, the Transferor represents and warrants to the Transferee as follows:

3.1 Organization. The Company is a limited liability company formed on September 20, 2006. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to transact business in the State of Nevada, the only jurisdiction in which the ownership or leasing of its properties or the character of its operations makes such qualification necessary. A true and correct copy of the Certificate of Formation of the Company, as amended to date, has been delivered to the Transferee. The Transferor is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 No Prior Business, No Real Property. Since the date of its formation, the Company has not conducted any business or acquired any property or asset, except in each case in connection with the development of the Project. The Company owns no interest in any real property (other than pursuant to the Project Documents) and owns no interest in any other corporation or person. The Company has good and indefeasible ownership of and title to its material assets and properties, including the Units, except those disposed of in the ordinary course of business consistent with past practices or otherwise disposed of in accordance with this Agreement. The Transferor has good and indefeasible ownership of and title to the Units. Except as contained in the Project Documents, neither the Company’s assets or properties nor the Units are subject to any lien, charge, encumbrance, right of first refusal, option or other claim. To the knowledge of Transferor, the Company owns or possesses all necessary easements, rights of way, licenses and other ways of necessity required to develop, maintain and operate the Project without any known conflict with the rights of others. To the knowledge of Transferor, the Company enjoys peaceful and undisturbed possession under all real property leases included in the Project Documents and, to the knowledge of the Transferor, all such leases are valid and existing, in full force and effect, and free from default and no event has occurred which with notice or lapse of time, or both, would constitute a default thereunder. To the knowledge of Transferor, neither the whole nor any part of the real estate or any other real property or rights leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any Person and no such condemnation or other taking has been threatened.

3.3 No Employees, Officers, Directors, or Plans. The Company has had no employees, officers, and directors since the date of its formation nor has the Company established, sponsored or incurred any obligation under any Employee Benefit Plan.

3.4 Existing Contracts. Except for the Project Documents, copies of which have been delivered to the Transferee, and this Agreement, the Company is not a party to or bound by any material contract or agreement, including any promissory note or other evidence of indebtedness. Neither the Company nor, to the knowledge of the Transferor, any other party is, or has received notice that it is, in default under any material provision of any Project Document and each Project Document remains in full force and effect. The Company has not received notice that any event has occurred which with notice or lapse of time, or both, would constitute a default thereunder by either the Company or, to the knowledge of the Transferor, any other party.

3.5 Capitalization; Title to Units. The Units held by the Transferor represent the entire right, title and interest in and to the ownership interests in the Company, and there is outstanding no option, warrant, contract, agreement or other obligation (whether by law or contract) on the part of the Transferor or the Company to issue or sell any Units to any other Person. The Transferor has owned the Units continuously since the date of the Company’s formation. The Transferor owns the Units free and clear of any lien, charge, encumbrance, right of first refusal, option or other claim (collectively, “Liens”). This Agreement and the other instruments to be executed and delivered by the Transferor at the closing are sufficient to transfer to the Transferee complete ownership of and title to the Units, free and clear of any Lien.

3.6 Authority. The Transferor has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and Project Documents has been duly authorized by Transferor and no other corporate proceedings on the part of Transferor are necessary to authorize this Agreement and Project Documents.

3.7 Due Authorization, Execution, etc. This Agreement has been duly authorized, and when executed and delivered by the Transferee, will constitute the legal, valid and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms.

3.8 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default under (a) the charter, bylaws, or other governing documents of the Transferor or the Company, (b) any loan or credit agreement or any other agreement or instrument to which the Transferor or the Company is a party or by which either of them or any of their respective properties is bound, or (c) any law, regulation or order of any Governmental Authority binding on the Transferor or the Company.

3.9 Litigation, Proceedings, etc. To the knowledge of Transferor, there is no lawsuit, proceeding, investigation or complaint before any Governmental Authority, mediator or arbitrator (“Action”) pending or, to the knowledge of the Transferor, contemplated or threatened against the Company or its properties or assets. To the knowledge of Transferor, there is no Action pending or contemplated or threatened against or affecting the Transferor, which relates to or challenges the legality, validity or enforceability of this Agreement or the Project Documents or which (individually or in the aggregate) reasonably could be expected to impair the ability or obligation of the Transferor to perform fully on a timely basis any obligation which it has or will have under this Agreement.

3.10 Consents and Waivers. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required to be obtained by the Transferor or its Affiliates in connection with the execution and delivery of this Agreement and the sale of the Units.

3.11 Taxes. All Tax Returns, if any, required to be filed by or on behalf of the Company with any Governmental Authority in any jurisdiction have been duly filed on a timely basis when required and such Tax Returns are true, complete and correct in all material respects. All material Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis when due and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns. All Taxes which are due and payable by the Company have been paid as required. The Company is not and has not been a party to any tax sharing agreement and has not assumed the Tax liability of any other Person under contract. The Transferor is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company has not entered into any compensatory agreements with respect to the performance of services that could require a payment that would be an “excess parachute payment” within the meaning of Code Section 280G and corresponding Treasury Regulations. For federal and State income tax purposes, the Company has been disregarded as an entity separate from the Transferor and the Transferor has treated the Company as a division of the Transferor for all Tax Returns. Neither the Transferor nor the Company has made an election pursuant to Treasury Regulations Section 301.7701-3(c), or any similar provision of State law, which would cause the Company to be classified as an association taxable as a corporation for Tax purposes.

3.12 Compliance with Legal Requirements. To the knowledge of Transferor, the Transferor and the Company have at all times complied with and are not in material violation of any legal requirements or orders of any Governmental Authority applicable to either of them, to the development of the Project, or to the Units that would materially affect the value of the Project or Units.

3.13 Environmental. To the knowledge of the Transferor or except as disclosed in writing in the environmental studies provided by Transferee to Transferor or known to Transferee in its environmental reports received as of Closing Date: (a) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from any of the Units by the Transferor or the Company except as used or stored in compliance with all Environmental Laws; (b) Hazardous Materials have not been released or disposed of by the Transferor or the Company, or their authorized agents, at the project site for the Project or any property adjoining the project site for the Project, except such releases which do not violate any Environmental Laws; (c) the Transferor and the Company hold, and are in substantial compliance with, all Permits currently required by Environmental Laws, and the Transferor and the Company have not received any written notice of any violation of any Environmental Law that has not heretofore been resolved; (d) neither the Transferor nor the Company has received any written request for information, nor been notified that it is a potentially responsible party, under any Environmental Law with respect to any on-site location relating to the ownership, operation or maintenance of the Project or the Units; and (e) there are no pending or threatened Actions relating to Hazardous Materials or arising under any Environmental Laws (“Environmental Claims”) against the Company or, in relation to the Project or the Site, the Transferor. Except as disclosed to the Transferee in writing, to the knowledge of Transferor or known to Transferee in its environmental reports received as of Closing Date there are no facts or circumstances, conditions, pre-existing conditions or occurrences affecting the Project or the Units or any other assets or properties of the Company known to the Transferor that could reasonably be anticipated (a) to form the basis of an Environmental Claim against the Transferor, the Company, its assets or properties, the Project or the Units, or (b) to cause the Company, its assets or properties, the Project or the Units to be subject to any restrictions on the ownership, occupancy, use or transferability of the Company, its assets or properties, the Project or the Units under any Environmental Law.

3.14 Securities Act. The Units are being transferred by the Transferor to the Transferee in a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”), as amended, and the rules and regulations promulgated thereunder.

3.15 Brokers or Finders. Neither the Transferor nor any of its Affiliates or any Person acting in its or their behalf has entered into any agreement entitling any agent, broker, investment banker, financial advisor or other Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with the sale of the Units or any of the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

As of Closing Date, the Transferee represents and warrants to the Transferor as follows:

4.1 Organization. The Transferee is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

4.2 Authority. The Transferee has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and Project Documents has been duly authorized by Transferor and no other corporate proceedings on the part of Transferor are necessary to authorize this Agreement and Project Documents.

4.3 Due Authorization, Execution, etc. This Agreement has been duly authorized, and when executed and delivered by the Transferor, will constitute a legal, valid and binding obligation, enforceable against the Transferee in accordance with its terms.

4.4 Financing. The Transferee has arranged for sufficient funds to be available at the Closing to allow the Transferee to perform its obligations under this Agreement.

4.5 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default under (a) the charter, bylaws or other governing documents of the Transferee, (b) any loan or credit agreement or any other agreement or instrument to which the Transferee is a party or by which it or any of its properties is bound or (c) any law, regulation or order of any Governmental Authority binding on the Transferee.

4.6 Litigation, Proceedings, etc. There is no Action pending or, to the knowledge of the Transferee, contemplated or threatened against or affecting the Transferee or its properties or assets, which relates to or challenges the legality, validity or enforceability of this Agreement or which (individually or in the aggregate) reasonably could be expected to impair the ability or obligation of the Transferee to perform fully on a timely basis any obligation which it has or will have under this Agreement.

4.7 Consents and Waivers. No authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required to be obtained by the Transferee in connection with the execution or delivery of this Agreement and the purchase of the Units.

4.8 Investment. The Transferee understands that the Units have not been registered under the Securities Act and, therefore, cannot be resold unless they are registered under the Securities Act or unless an exemption from such registration is available. The Transferee represents and warrants to the Transferor that the Units are being acquired for investment purposes, for its own account and with no intention of distributing or reselling the Units in violation of federal or State securities laws. If the Transferee should in the future decide to dispose of any of the Units, the Transferee understands and agrees that it may do so only in compliance with the Securities Act and applicable State securities laws, as then in effect.

4.9 Nature of the Transferee. The Transferee represents and warrants to the Transferor that (a) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in business and financial matters, including the construction, development, ownership and operation of electricity generating facilities, so as to be capable of evaluating the merits and risks of the prospective investment in the Units, and is able to bear the economic risk of such investment.

4.10 Securities Act. The Units are being transferred by the Transferor to the Transferee in a transaction exempt from registration under the Securities Act of 1933 (the “Securities Act”), as amended, and the rules and regulations promulgated thereunder.

4.11 Brokers or Finders. Neither the Transferee nor any of its Affiliates or any Person acting in its or their behalf has entered into any agreement entitling any agent, broker, investment banker, financial advisor or other Person to any brokers’ or finder’s fee or any other commission or similar fee in connection with the sale of the Units or any of the transactions contemplated hereby.

5.	CONDITIONS PRECEDENT TO CLOSING

5.1 Conditions Precedent to Obligations of the Transferee. The obligation of the Transferee to purchase the Units is subject to the satisfaction or waiver of the following conditions prior to or concurrently with the Closing:

5.1.1 The representations and warranties made by the Transferor herein shall be true and correct in all material respects (except for representations and warranties that contain a qualification as to materiality, which shall be true and correct in all respects) as of the Time of Purchase with the same effect as though such representations and warranties had been made as of the Time of Purchase; the Transferor shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Time of Purchase, and the Transferee shall have received a certificate certifying as to the foregoing executed by a duly authorized representative of the Transferor and dated as of the Closing Date.

5.1.2 The purchase of and payment for the Units (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation nor shall any Action seeking such prohibition or injunction be pending or threatened and (ii) shall not subject the Transferee or the Company to any material penalty or, in its reasonable judgment, any other condition or limitation that has a material adverse affect on the operation, financial condition or projected results of operations of the Project.

5.1.3 The Site Lease shall have been conveyed to the Company, as contemplated by the Project Documents, and the consent of The Secretary of the Air Force on behalf of The United States of America related to such conveyance shall have been received.

5.1.4 All other Project Documents listed in Exhibit 1 shall be in full force and effect and those Project Documents not already executed as of this date, shall have been executed in a form satisfactory to Transferee, except for the EPC, O&M Agreement, and Performance Guarantee which shall be executed on the Closing Date as described in Section 5.1.5.

5.1.5 The Company (by its new officers appointed by Transferee) and PowerLight Corporation shall have executed the EPC Contract, O&M Agreement, and the Performance Guarantee in the forms attached hereto as Exhibits B through D, respectively.

5.1.6 The default provision in Section 22.1.9 of the PC Agreement shall have been resolved in a written agreement with Nevada Power Company (“NPC”) substantially in the form attached as Exhibit E.

5.1.7 Transferor shall have arranged for, and held, a meeting between Transferee and NPC.

5.1.8 The Public Utilities Commission of Nevada shall have issued a written order approving both the PC Agreement and the Stipulation signed by Solar Star and NPC as attached hereto as Exhibit E without material changes, terms or conditions.

5.1.9 The Transferee shall have received the Transferor’s “Certificate of Non-Foreign Status” within the meaning of Treasury Regulations Section 1.1445-3.

5.1.10 NPC shall have approved the form of replacement letter of credit required as Development Security pursuant to Section 15.1 of the PC Agreement to become effective as of Closing Date.

5.1.11 Since the date of execution of this Agreement, no event, condition or limitation shall have occurred and be continuing that has or will have a material adverse effect on the financial condition or projected results of operation of the Project and no material portion of the Company’s assets and properties shall have been destroyed or damaged by casualty or condemnation; nor shall the Units or material portion of the Company’s assets or property become subject to threat of eminent domain.

5.2 Conditions Precedent to Obligations of the Transferor. The obligations of the Transferor to sell the Units hereunder is subject to the satisfaction or waiver of the following conditions at the Time of Purchase:

5.2.1 The representations and warranties made by the Transferee herein shall be true and correct in all material respects as of the Time of Purchase with the same effect as though such representations and warranties had been made at and as of the Time of Purchase; the Transferee shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Time of Purchase, and the Transferor shall have received a certificate certifying as to the foregoing executed by a duly authorized representative of the Transferee and dated as of the Closing Date.

5.2.2 The sale of the Units (i) shall not be prohibited or enjoined (temporarily or permanently) by any applicable law or governmental regulation, nor shall any Action seeking such prohibition or injunction be pending and (ii) shall not subject the Transferor to any material penalty or, in its reasonable judgment, other onerous condition under or pursuant to any applicable law or governmental regulation.

5.2.3 The Transferee shall have made the payment specified in Section 1.

5.2.4 Transferee shall have provided for a replacement letter of credit required as Development Security pursuant to Section 15.1 of the PC Agreement to become effective as of Closing Date, in a form satisfactory to NPC, and NPC shall have returned to the Transferor the guaranty issued by the Transferor in respect which such replacement letter of credit is being delivered.

5.2.5 The Transferee shall have arranged for the Company to make, and Transferor has received, Company’s initial payment of $12,456,200 to PowerLight Corporation under the EPC Contract as part of the Closing pursuant to Section 7 of this Agreement.

5.2.6 The Transferee shall have delivered a guaranty letter by MMA Renewable Ventures, LLC of Solar Star’s obligations under the EPC Contract in substantially the form attached hereto as Exhibit F (the “Funding Guaranty”), which shall become effective contemporaneously with the EPC and other Project Documents.

6.	COVENANTS

6.1 Cooperation. Subject to the terms and conditions of this Agreement and applicable law, the Parties shall consult and cooperate with each other prior to Closing in: (a) obtaining all consents, approvals, waivers, permits, authorizations and approvals of Governmental Authorities and other Persons; (b) making any required filings or submissions with Governmental Authorities under applicable law (copies of which shall be promptly provided to the other Party); (c) providing all such information concerning such party and its Affiliates as may be necessary or reasonably requested in connection with any of the foregoing, all as may be necessary for the consummation, as promptly as practicable, of the transactions contemplated hereby. Notwithstanding the foregoing, no party shall have any liability whatsoever for the failure of any Governmental Authority or other Person to grant any required consent, authorization or approval or to agree to take or refrain from taking any action necessary or desirable to consummate the transactions contemplated by this Agreement or to develop the Project.

6.2 Actions by the Company Prior to Closing. Prior to the closing, except as otherwise contemplated by this Agreement, the Transferor will not permit the Company, without the consent of the Transferee, which consent may be granted or withheld in the Transferee’s sole and absolute discretion, to:

6.2.1 issue any Units or any option, warrant or other right to acquire Units;

6.2.2 merge, consolidate or sell all or substantially all of its assets;

6.2.3 create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness or make any loan or advance to or any investment in any Person or entity;

6.2.4 execute or become subject to any material contract or material agreement, other than the Project Documents, any amendments thereto or any amendments to this Agreement (the form of which the Transferee has previously approved);

6.2.5 hire any employee; or

6.2.6 take any actions to be classified as an association taxable as a corporation for federal or State Tax purposes.

6.3 Actions by the Transferor Prior to Closing. The Transferor will afford, and use commercially reasonable efforts to cause the Air Force to afford, the Transferee and its representatives full and free access to the sites of the Project and to the Transferor’s and the Company’s personnel, properties, contracts, books, material records and other documents, information and data relating to the transactions contemplated by this Agreement, other than internal analyses and approval processes and related records and documents and attorney correspondence and work product.

6.4 Exclusivity. From the effective Date of this Agreement though the date of Closing, or unless this Agreement is terminated earlier, Transferor (i) will, and will cause its officers, directors, employees, agents and representatives (collectively, “Representatives”) to, deal exclusively with Transferee with respect to Project; (ii) will not, and will cause its Representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any transaction related to Project other than with Transferee, the Air Force or NPC; and (iii) will not, and will cause its Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or respond to any unsolicited offer by, or have any discussions with, any person or entity other than Transferees relating to any proposal or offer with respect to Project. Transferor agrees that it will be liable for any failure by any of its Representatives to comply with the foregoing restrictions.

6.5 Termination. The covenants of the Parties shall terminate in full upon giving effect to the transactions contemplated hereby on the Closing Date.

7.	CLOSING

7.1 The Closing. The purchase and sale of the Units will take place at a closing (the “Closing”) to be held at the offices of the Transferee’s counsel, Heller Ehrman, LLP, located at 333 Bush Street, San Francisco, California at 9:00 A.M. Pacific Time, on the second Business Day following the date on which each of the conditions set forth in Sections 5.1 and 5.2 of this Agreement is satisfied or waived, or on such other date to which the Seller and the Purchaser shall agree (such date, the “Closing Date”). The time at which the Closing is to be concluded is the “Time of Purchase.”

7.2 Order of Closing. Notwithstanding any other provision of this Agreement, on the Closing Date, the following actions and events shall be deemed to occur in the following order, the end effect of which shall be a contemporaneous closing:

7.2.1 At Closing, Transferor, Transferee, and Company shall each execute and tender the following documents to which they are a party:

(a) the LLC Agreement to the Company;

(b) Project Documents; and

(c) the EPC, O&M Agreement and Performance Guarantee in the forms of Exhibits B-D, respectively.

7.2.2 At Closing, Transferor shall tender:

(a) all material books and records of the Company (other than attorney correspondence and work product); and

(b) all originals of Project Documents.

7.2.3 At Closing, Transferee shall:

(a) pay to Transferor the funds described in Section 1 of this Agreement;

(b) cause the Company to make the payment required in Section 5.2.7 of this Agreement;

(c) deliver the Funding Guaranty;

(d) issue a guarantee to NPC to serve as a replacement of that certain Letter of Credit to NPC pursuant to Schedule 15.1 of the PC Agreement;

7.2.4 At Closing, Company shall:

(a) admit Transferee as the Sole Member of the Company pursuant to the LLC Agreement

7.2.5 Upon execution of all documents necessary to complete this transaction, Transferee shall wire transfer funds into the designated account of Transferor. Upon confirmation of receipt of such funds, all interests in Company shall vest immediately vest in Transferee and all books and records of Company shall be delivered to Transferee. All Parties will receive three (3) original copies of this Agreement, the EPC, O&M Agreement, and Performance Guarantee, and all referenced exhibits and schedules..

7.3 Failure to Close; Termination. If the conditions set forth in Sections 6.1 and 6.2 are not satisfied or waived by April 6, 2007, this Agreement shall be terminated and be of no further force and effect; provided, however, that either Party shall have the right to terminate this Agreement immediately upon notice to the other Party if the condition precedent set forth in Section 5.1.6 shall have not been satisfied by March 29, 2007.

8.	MISCELLANEOUS

8.1 Indemnification.

8.1.1 The Transferor shall indemnify and hold the Transferee harmless from and against any damages, losses, costs, expenses, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation or arbitration (collectively, the “Damages”), suffered by the Transferee as a result of, caused by, arising out of, or in any way relating to any breach of any representation or warranty or nonfulfillment of any agreement or covenant on the part of the Transferor under this Agreement or any instrument furnished to the Transferee by the Transferor pursuant to this Agreement.

8.1.2 The Transferee shall indemnify and hold the Transferor harmless from and against any and all Damages suffered by the Transferor as a result of, caused by, arising out of, or in any way relating to any breach of any representation or warranty, or nonfulfillment of any agreement or covenant on the part of the Transferee under this Agreement or any instrument furnished to the Transferor by the Transferee pursuant to this Agreement.

8.1.3 Without affecting the rights of a party to recovery of actual, direct Damages, under no circumstances shall any party be liable for consequential, incidental, indirect, punitive, exemplary or special damages (collectively, “Consequential Damages”) resulting from any cause whatsoever, whether arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise. It is expressly agreed that no failure by a party to fulfill any condition hereof shall constitute a failure of essential purpose entitling the other party to Consequential Damages.

8.1.4 Notwithstanding any other provision hereof to the contrary, (a) no indemnifying party shall be liable for any breach of any representation, warranty or covenant herein unless the Damages for all breaches exceeds $300,000 and provided that such indemnifying party shall be liable only for the amount by which all such Damages exceed $300,000; (b) the aggregated amount required to be paid by the indemnifying party pursuant to its indemnification obligations shall not exceed $2,000,000; and (c) the indemnification obligations set forth in this Section 8.1 shall expire on the second anniversary of the Closing Date. Following the Closing Date, the right of indemnification contained in this Section 8 shall be the sole and exclusive remedy of any Party with a third party claim relating to this Agreement and facts or circumstances relating hereto (whether such claim shall be made in contract, breach of warranty, tort or otherwise).

8.1.5 Nothing in this Section 8.1 shall in any way restrict or affect the obligations and liabilities of the Transferor, and the rights of the Transferee, with respect to (i) intentional or reckless misrepresentation or omission or fraud by the Transferor, nor (ii) any breach of the representations and warranties in Section 3.5 (“Capitalization; Title to Assets”).

8.1.6 Nothing in this Section 8.1 shall limit or supersede in any way the indemnification obligations, liabilities, damages set forth in the Project Documents.

8.2 Post-Closing Site Lease Liability.  The Transferee agrees to use commercially reasonable efforts after the Closing Date to assist the Transferor in obtaining a consent and acknowledgment from the Secretary of the Air Force reasonably satisfactory to the Transferor pursuant to which the Secretary of the Air Force agrees that the Transferor shall have no obligations or liabilities under the Site Lease effective from and after the Closing Date; provided, however, that Solar Star shall, whether or not such consent and acknowledgment is obtained, indemnify and hold the Transferor harmless from and against any damages, losses, costs, expenses, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation or arbitration suffered by the Transferor as a result of, caused by, arising out of, or in any way relating to any breach by Solar Star of any provision of the Site Lease after the Closing Date.  The provisions of this Section 8.2 shall survive the termination of this Agreement and shall continue to be effective so long as Solar Star has any liabilities or obligations under the Site Lease.

8.3 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to each of the other Parties at its address as shown below beneath its signature, or to such other address as such Party may designate in writing from time to time to the other Parties.

8.4 Further Instruments. The Parties agree to execute such further instruments, documents, or conveyances and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

8.5 Entire Agreement. This Agreement, its exhibits and schedules, the Project Documents and the LLC Agreement constitute the entire agreement of the Parties and supersede in their entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof.

8.6 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to its conflict of law provisions. Each Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the Parties irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

8.7 Venue. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to above. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.8 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

8.9 Acknowledgment by Transferee. Transferee acknowledges that, except as set forth in this Agreement, the Project Documents, the exhibits and the certificates and any ancillary agreements to be delivered on the Closing Date, none of the Transferor, the Company or any other Person has made any representation or warranty, expressed or implied, at law or in equity or otherwise with respect to the sale of the Units or the assets of the Company, including with respect to (i) the business, financial condition and prospects, results of operation and risks of the Company; or (ii) the physical condition, quality or value of the properties of the Company.

8.10 Defined Terms; Incorporation by Reference. Capitalized terms not defined herein shall have the meanings assigned such terms in the Project Documents. The Project Documents listed on Schedule 1 hereto are incorporated herein by this reference.

8.11 Severability. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

8.12 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and accrue to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither Party may assign any or all of its rights, privileges and obligations hereunder without the prior written consent of the other Party.

8.13 Public Announcements; Confidentiality. The Parties shall consult with each other regarding any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and no Party shall issue any public announcement or other statement with respect to the existence of this Agreement or the transactions contemplated hereby without the prior consent of the other Party, which shall not be unreasonably withheld, unless required by applicable law or regulation or order of a court of competent jurisdiction. After the closing, the Transferor (a) shall maintain the confidentiality of all proprietary information relating to the Company and the Project, (b) shall not, directly or indirectly, disclose or permit the disclosure of any such information (except as may be required by applicable law, rule or regulation), and (c) shall not make any use of or permit the use of such information for the benefit of the Transferor or others. Effective as of the Time of Purchase, the Transferor shall, to the extent not prohibited by law or agreement, assign to the Transferee all of the Transferor’s rights under any confidentiality or nondisclosure agreement affecting the Company or the Project.

8.14 Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

8.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Unit Transfer Agreement as of the date first above written.

THE COMPANY:

SOLAR STAR NAFB, LLC

By:	PowerLight Corporation, its Member
By:___________________________
Name:
Title:

	Address:	2954 San Pablo Avenue Berkeley, CA 94702

TRANSFEROR:

POWERLIGHT CORPORATION

By: /s/ Howard Wenger
Name: Howard Wenger
Title:

Address:	2954 San Pablo Avenue Berkeley, CA 94702

TRANSFEREE:

MMA NAFB POWER, LLC

by MMA Solar Fund IV, GP, Inc., its general partner

By:_/s/ Matthew Cheney
Name: Matthew Cheney
Title: CEO

Address:	44 Montgomery, Suite 2400 San Francisco, CA 94104